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                                                                    EXHIBIT 23.1



INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of W.H. Brady Company and Subsidiaries on Form S-3 of our reports dated September 12, 1995, included and incorporated by reference in the Annual Report on Form 10-K of W.H. Brady Company and Subsidiaries for the year ended July 31, 1995, and to the use of our report dated September 12, 1995, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the headings "Selected Consolidated Financial Information of The Company" and "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin
May 20, 1996